Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-265980) and Form S-8 (File Nos. 333-269198 and 333-257359) of Miromatrix Medical Inc. of our report dated March 31, 2023, related to the financial statements, which appears in this annual report on Form 10-K for the year ended December 31, 2022.

/s/ BAKER TILLY US, LLP

Minneapolis, Minnesota
March 31, 2023